Amendment No. 1 to

Amended and Restated Participation Agreement

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Metropolitan Life Insurance Company

MetLife Investors Distribution Company

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Metropolitan Life Insurance Company (the “Company” or “you”), and MetLife Investors Distribution Company, your distributor, on your behalf and on behalf of certain Accounts, have previously entered into an Amended and Restated Participation Agreement dated May 1, 2004 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Metropolitan Life Insurance Company is hereby replaced by MetLife Investors Distribution Company as the principal distributor of the Company (the “Distributor”).

2.

Section 1 and Section 2.2.1 are hereby each amended to reflect that Franklin Templeton Variable Insurance Products Trust (the “Trust”) is organized as a statutory trust under the laws of the State of Delaware.

3.	Section 2.3.2 is amended and restated in its entirety as follows:

“2.3.2 Each investment adviser (each, an “Adviser”) of a Portfolio, as indicated in the current prospectus of the Portfolio, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or exempt from such registration.”

4.	Section 3.1.3 is amended and restated in its entirety as follows:

“3.1.3 We agree that shares of the Trust will be sold only to: (i) life insurance companies which have entered into fund participation agreements with the Trust (“Participating Insurance Companies”) and their separate accounts or to qualified pension and retirement plans in accordance with the terms of the Shared Funding Order; and (ii) investment companies in the form of funds of funds. No shares of any Portfolio will be sold to the general public.”

5.	Section 5.2 is amended and restated in its entirety as follows:

“5.2 If and to the extent required by law, you shall: (i) solicit voting instructions from Contract owners; (ii) vote the Trust shares in accordance with the instructions received from Contract owners; and (iii) vote Trust shares owned by subaccounts for which no instructions have been received from Contract owners in the same proportion as Trust shares of such Portfolio for which instructions have been received from Contract owners; so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. You reserve the right to vote Trust shares held in any Account in your own right, to the extent permitted by law.”

6.	Schedules A, B, C, D, F and G of the Agreement are deleted and replaced in their entirety with the Schedules A, B, C, D, F and G attached hereto, respectively.

7.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of May 1, 2007.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE
PRODUCTS TRUST
Only on behalf of
each Portfolio listed
on Schedule C of
the Agreement.	By:	/s/ Karen L. Skidmore
Name: Karen L. Skidmore
Title: Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/ Thomas Regner
Name: Thomas Regner
Title: Senior Vice President

The Company:	METROPOLITAN LIFE INSURANCE COMPANY

	By:	/s/ Alan C. Leland Jr.
Name: Alan C. Leland Jr.
Title: Vice President

The Distributor:	METLIFE INVESTORS DISTRIBUTION COMPANY

	By:	/s/ Richard C Pearson
Name: Richard C Pearson
Title: Executive Vice President

Schedule A

The Company and its Distributor

THE COMPANY

Metropolitan Life Insurance Company

1 MetLife Plaza

27-01 Queens Plaza North

Long Island City, New York 11101

A life insurance company organized under the laws of the State of New York.

THE DISTRIBUTOR

MetLife Investors Distribution Company

5 Park Plaza

Suite 1900

Irvine, California 92614

A corporation organized under the laws of the State of Missouri.

Schedule B

Accounts of the Company

Name of Account	SEC Registration
Yes/No

Separate Account UL	Yes
Separate Account DCVL	No

Schedule C

Available Portfolios and Classes of Shares of the Trust

Mutual Discovery Securities Fund – Class 1 and Class 2

Templeton Foreign Securities Fund, Class 1

Templeton Growth Securities Fund – Class 2

Schedule D

Contracts of the Company

MetFlex, Flexible Premium Life

Private Placement Variable Life

Schedule F

Rule 12b-l Plans of the Trust

Compensation

Each Class 2 Portfolio named on Schedule C of this Agreement shall pay at an annualized payment rate of 0.25% stated as a percentage per year of that Portfolio’s Class 2 average daily net assets, pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan.

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee. “Rule 12b-l Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules.

Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-l fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

You shall furnish us with such information as shall reasonably be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-l fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

Schedule G

Addresses for Notices

To the Company:	Metropolitan Life Insurance Company
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101
Attn: Andrew Mensch, Counsel

With a copy to:	Metropolitan Life Insurance Company
485-B U.S. Highway 1 South, Suite 420
Iselin, New Jersey 08830
Attention: Sabrina K. Model, Director

To the Distributor:	MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, California 92614
Attention: Richard Pearson, Vice President

To the Trust:	Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: Karen L. Skidmore, Vice President

To the Underwriter:	Franklin/Templeton Distributors, Inc.
140 Fountain Parkway, 8th Floor
St. Petersburg, FL 33716
Attention: Peter Jones, President

If to the Trust or Underwriter
with a copy to:	Franklin Templeton Investments
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: General Counsel